EXHIBIT 5.1 LEGAL OPINION AND CONSENT TO ITS INCLUSION
                         IN THIS REGISTRATION STATEMENT

February 24, 1999

Board of Directors of Donnebrooke Corporation
16919 Dallas  Parkway,  Suite  100
Dallas,  Texas  75248

RE: Form S-8 Registration Statement relating to the registration of 3,602,300 shares of the Common Stock of Donnebrooke Corporation pursuant to Agreements for Services

Gentlemen: I am acting as counsel for Donnebrooke Corporation, a Delaware corporation, (the "Company) in connection with the filing under the Securities Act of 1933, as amended, of a Registration Statement for the Company on Form S-8 with the Securities and Exchange Commission ("SEC") (the "Registration Statement"), covering an aggregate of 3,602,300 shares (the "Shares") of common stock par value $.00001 per share (the "Common Stock") of the Company which will be issued pursuant to the Agreement Appointing Securities Transfer Corporation as the Company's Transfer Agent and Registrar (2,289,300 shares to Securities Transfer Corporation) and pursuant the Consulting Agreement with Halter Capital Corporation (1,313,000 shares to Halter Capital Corporation).

In that connection, I have examined the Form S-8 Registration Statement in the form to be filed with the SEC. I have also examined and am familiar with the originals or authenticated copies of all corporate documents, records and instruments that I have deemed necessary to enable me to render the opinion expressed below.

I have assumed that all signatures on documents reviewed are genuine, that all such documents submitted as originals are accurate and complete, that all document submitted as copies are true and correct copies of the originals, that all information submitted and reviewed was accurate and complete and that all persons executing and delivering such documents were competent to do so. In addition, I have assumed that the Shares will not be issued for consideration that is equal to less than the par value thereof and that the consideration, in the form of services, has been fully rendered in the past and thus constitutes valid and lawful consideration for the Shares.

Based on the foregoing and having due regard for the legal considerations relevant in the circumstances, I am of the opinion that the Shares, when issued as described in the Registration Statement, will be validly issued by the Company and be fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and its use as a part thereof.



/s/  Richard  Braucher
     -----------------------------------
     Richard  Braucher,
     Counsel for Donnebrooke Corporation